BIOSPHERE TECHNOLOGY LISENCE AGREEMENT
Licence number BDC 011-2006
awarded to
Biosphere (Asia Pacific) Company Limited
January 19th 2006

This BIOSPHERE TECHNOLOGY LISENCE AGREEMENT (hereinafter referred to as the “BTLA”) is granted on January 19th 2006 by Biosphere Development Corp (Bahamas) (hereinafter referred to as "BDC") a Bahamian Corporation, (No. 134790 B) incorporated in Nassau Bahamas under the Bahamian International Business Companies Act, 2000, with an address at P.O. Box 13277 Cable Beach Nassau Bahamas, to Biosphere (Asia Pacific) Company Limited, (No. 679059) (hereinafter referred to as "ASIA PACIFIC") its owners, subsidiaries, affiliates, successors and or assigns, a corporation incorporated under the laws of the Territory of the British Virgin Islands on 3rd October 2005 with an address 4th Floor, Kam Chung Commercial Building, 19-21 Hennessy Road, Wanchai, Hong Kong, both hereinafter collectively referred to as "the Parties".

The Parties acknowledge that Dr. CA McCormack (MCCORMACK) has developed and owns a proprietary system, the Biosphere Process™ System, the design and all components thereof and associated know how developed prior to the execution of this BTLA or during the course of the operation of this BTLA, which MCCORMACK has assigned to BDC for purposes of commercial marketing, manufacturing and development (hereafter "System" or "Systems"). The Parties further acknowledge and declare that MCCORMACK is a third party beneficiary to this Agreement.

BDC hereby permits ASIA PACIFIC, on the basis of this BTLA, and ASIA PACIFIC hereby acknowledges all of the obligations of this BTLA by which ASIA PACIFIC is allowed to use such design and production technology and documentation for the purpose of manufacturing, marketing, selling, leasing and operating Systems in the Peoples Republic of China. The Parties agree that this BTLA is given by BDC to ASIA PACIFIC solely and only for the purpose of manufacturing, marketing, selling, leasing and operating Systems and that all plans, designs, and engineering, and any developments, modifications, alterations, enhancements and/or improvements arising there from as a result of this BTLA’s operation or arising in any format from the actions of ASIA PACIFIC are and shall remain at all times the sole property of MCCORMACK and that MCCORMACK shall retain all other rights to the System in accordance with the assignment provided by MCCORMACK to BDC. The Parties agree that this BTLA as awarded by BDC to ASIA PACIFIC does not transfer to ASIA PACIFIC any rights, implied or otherwise to the Green Energy Credits that the Biosphere Systems will or can ever generate. The Parties agree that such Green Energy Credits as are produced pursuant to this BTLA are and remain the exclusive property of BDC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Disclosure:

A.
ENGINEERING DESIGNS. BDC hereby permits access by ASIA PACIFIC to all the production and technology designs, needed for the manufacture, marketing, selling, leasing and operating of the System, including but not limited to the, engineering production designs, technology of manufacturing, materials descriptions, copyright, patents, computer software and related documents to the System.

Information disclosed and permitted by BDC to ASIA PACIFIC shall include, but is not limited to:

All System Design Specification and Software in all versions and all forms of expression thereof, including but not limited to the Software source code, object code, flow charts, and block diagrams, and programmer documentation, previous versions, notes, other information relating to the System; and all copyrights, trade secrets, patentable inventions, proprietary rights and intellectual property contained therein or connected therewith, including without limitation BDC's copyright in the System. The par

B.	DELIVERY. System designs shall be delivered to ASIA PACIFIC at BDC's election following execution of this BTLA.

C.
BDC shall from time to time, but without further consideration, execute and deliver such instruments or documents and take such other action as is reasonably necessary which ASIA PACIFIC may request in order to more effectively carry out this BTLA.

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

2.	Consideration for Permit.

BDC, for ten dollars and other consideration, hereby permits ASIA PACIFIC the use of the full design specification of the System and the right to manufacture, market, sell, lease and operate the Systems under the terms of this BTLA.

3.	Representations and Warranties.

The Parties represent warrant and covenant as follows:

A.
Title; Infringement. BDC enjoys good and marketable title and rights to the System, including the copyright to the System, and has all necessary rights to enter into this BTLA without violating any other agreement or commitment of any sort. BDC does have outstanding agreements and understandings, written and oral, concerning the System design with a number of manufacturers. The System does not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right. BDC agrees to defend, indemnify and hold ASIA PACIFIC, its subsidiaries, affiliates and licensees harmless against any action, suit, expense, claim, loss, liability or damage based on a claim that the System infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right. BDC shall give ASIA PACIFIC prompt written notice of any such claim. BDC shall assume responsibility for defending any suit or proceeding brought against ASIA PACIFIC based on any claim that the System infringes or constitutes a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right; provided, however, that ASIA PACIFIC shall give BDC prompt notice in writing of the assertion of any such claim and of the threat or institution of any such suit or proceeding, and all authority, information and assistance required for the defence of the same. MCCORMACK and BDC shall have the sole right to designate counsel to represent ASIA PACIFIC or otherwise agree to counsel submitted by ASIA PACIFIC. BDC shall pay all damages and costs awarded against ASIA PACIFIC, but shall not be responsible for any cost, expense or compromise incurred without BDC's consent. The Representations and Warranties contained herein apply to the lifetime of this BTLA and shall survive this BTLA in perpetuity.

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

B.
Authority Relative to this BTLA. This BTLA is a legal, valid and binding obligation of the Parties. No consent or approval by any person or entity or public authority is required to authorize or is required in connection with the execution, delivery or performance of this BTLA by the Parties.

C.	No Default. There is no outstanding default by BDC in connection with any third party agreement involving the manufacturing of the System.

4.	No Brokers.

All negotiations relative to this BTLA have been conducted by BDC directly with ASIA PACIFIC, without the intervention of any third person(s), and in such manner as to not give rise to any valid claim against the Parties hereto for brokerage commissions, finder's fees or other like payments.

5.	Consents, Further Instruments and Cooperation.

ASIA PACIFIC and BDC shall each use their respective best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this BTLA. BDC shall execute, or cause its employees and agents to deliver, any required material or other similar document or instrument, following ASIA PACIFIC'S reasonable request. ASIA PACIFIC will execute and record all other instruments required from time to time by BDC or MCCORMACK, including but not limited to the execution and recordation of documents evidencing the rights and title of BDC or MCCORMACK in and to the Systems.

6.	BDC's Use of the Systems

BDC retains hereby and by way of its assignment from MCCORMACK all rights whatsoever in the System and does retain the right to use the System, or any material relating to the System for any purpose, personal, commercial, or otherwise. BDC furthermore shall maintain all information relating to the System or use of the System in confidence and shall have the right to disclose any aspect of the System to any third party without the prior written consent of ASIA PACIFIC. ASIA PACIFIC agrees not to participate in any activities relating to development, marketing or sale of the System or competing technologies that would compete, directly or indirectly, with BDC's marketing or distribution of the System outside of the Peoples Republic of China unless otherwise permitted in writing, in advance, from BDC.

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

7.	No Assignment.

BDC may not assign this BTLA or any obligation herein without the prior written consent of ASIA PACIFIC. This BTLA shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, personal representatives, successors and assigns. ASIA PACIFIC may not assign this BTLA or any part hereto.

8.	Entire Agreement.

This BTLA contains the entire understanding of the Parties, and supersedes any and all other agreements presently existing or previously made, written or oral, between ASIA PACIFIC and BDC concerning its subject matter. This BTLA may not be modified except in writing and signed by both Parties.

9.	Return of Documentation and records.

ASIA PACIFIC when requested by BDC, will deliver to BDC all copies of all documents relating to the services performed, including subcontractor bids, test results, laboratory analyses, plans, blue prints, designs etc, and shall maintain a complete documentary record of any and all activities performed under this agreement. ASIA PACIFIC shall maintain true and correct records and catalogues in connection with each service performed and all transactions related thereto and shall retain all such records for twenty-four (24) months after the end of the calendar year in which the last service pursuant to this Agreement was performed before returning all such records to BDC. All records including test results, laboratory analyses, plans, blue prints, designs etc, shall be maintained for BDC by ASIA PACIFIC in. a suitably secure fashion so as to avoid their unintended dissemination to unrelated third parties or competitors of BDC. ASIA PACIFIC is expressly from providing any information, documentation, designs, plans or operating information to any third party without the express written consent of both MCCORMACK and BDC.

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

10.	Severability.

If any provision of this BTLA is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this BTLA nevertheless will continue in full force and effect without being impaired or invalidated in any way.

11.	Notices.

All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid:

If to Asia Pacific:

Mr. Kenneth Chan
Chief Executive Officer
Biosphere (Asia Pacific) Company Limited.
Address 4th Floor, Kam Chung Commercial Building,
Tel 19-21 Hennessy Road, Wanchai, Hong Kong
Fax (852) 2918 0899
Email. (852) 2918 9699
If to BDC:
Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
Tel 242 323 0086
Fax 561 892 7930
Email drca2005@msn.com

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

12.	Relationship of the Parties.

The relationship between ASIA PACIFIC and BDC under this BTLA is that of Permittee and Permitting Party. Nothing in this BTLA is intended to be construed so as to suggest that the Parties hereto are partners or joint ventures, or that either Party hereto or its employees are the employee or agent of the other. Except as expressly set forth herein, neither ASIA PACIFIC nor BDC has no authority and neither express nor implied right or authority under this BTLA to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

13.	Headings.

Headings used in this BTLA are provided for convenience only and shall not be used to construe meaning or intent.

P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

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P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com

IN WITNESS WHEREOF, the parties have executed this BTLA the 19th day of January 2006.

FOR Biosphere Development Corp (Bahamas)

BY:

Dr. CA McCormack
Chairman
Biosphere Development Corp
P.O. Box 13277 Cable Beach
Nassau Bahamas.
For and on behalf of Biosphere Development Corp (Bahamas).

Witness:

FOR Biosphere (Asia Pacific) Company Limited.

BY:

Mr. Kenneth Chan
Chief Executive Officer
Biosphere (Asia Pacific) Company Limited.
For and on behalf of Biosphere (Asia Pacific) Company Limited.

Witness:

And now enter Dr. CA McCormack who signifies acceptance of all of the undertakings and obligations of this BTLA in his favour as third party beneficiary thereof.

Dr. CA McCormack

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P.O. BOX CB-13277
CABLE BEACH NASSAU BAHAMAS
Tel / Fax +1 (242) 323-0086 / +(852) 3010 3838
Email: global@coralwave.com